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                                  UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


      Date of report (Date of earliest event reported): July 17, 2007



                              Eastman Kodak Company
               (Exact name of registrant as specified in its charter)



New Jersey                            1-87                 16-0417150
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(State or Other Jurisdiction       (Commission           (IRS Employer
    of Incorporation)             File Number)      Identification No.)


                                343 State Street,
                            Rochester, New York 14650
            (Address of Principal Executive Office) (Zip Code)


      Registrant's telephone number, including area code (585) 724-4000
                                                          -------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities
      Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Securities
      Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c)under the
      Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02  Departure of Directors or Principal Officers; Election of
           Directors; Appointment of Principal Officers

Item 5.02 (e)

On July 17, 2007, the Executive Compensation and Development Committee (the "Compensation Committee") of the Board of Directors of Eastman Kodak Company ("Kodak") amended the performance formula for the 2006-2007 performance cycle of the Leadership Stock Program in light of Kodak's recent sale of its Health Group to an affiliate of Onex Corporation on April 30, 2007.

The Leadership Stock Program is a performance-based, long-term incentive compensation program under which all of Kodak's executives
(approximately 600 employees) are eligible to receive performance stock units, which, if earned, are paid in the form of Kodak common stock. In 2006 and in prior years, the Leadership Stock Program was based on a two-year performance cycle with a new cycle beginning each January.

Leadership Stock may be earned by Kodak's executives at the end of the two-year performance cycle if Kodak achieves the aggregate performance target established for the two-year performance cycle. For the 2006-2007 performance cycle, the program's sole performance metric is digital earnings from operations ("DEFO"). DEFO is a non-GAAP performance metric that measures total earnings of the Company's strategic product groups included within earnings from continuing operations, before; (1) restructuring charges; (2) interest; (3) other (income) charges, net; and (4) income taxes. This performance metric was selected by the Compensation Committee to further encourage and reinforce executive actions implementing Kodak's transition to a digital company.

As determined by the Compensation Committee in March 2006, in order to achieve any payout under the program for the 2006-2007 performance cycle, the Company's aggregate DEFO for the two-year period from January 1, 2006 to December 31, 2007 will need to be greater than $750 million. In order for participants to receive 100% of their target allocation, the Company's aggregate DEFO will need to equal $1 billion. To receive the maximum payout under the program, equal to 200% of each participant's target allocation, the Company's aggregate DEFO will need to reach $1.15 billion. If results fall between these DEFO targets, the Compensation Committee will determine the percentage payout based on interpolation.

The actual number of stock units earned by an executive for a performance cycle is based on the executive's target allocation for the cycle multiplied by the applicable performance percentage based on the Company's performance for the cycle. The target allocation for the Company's principal executive officer, principal financial officer and named executive officers for the 2006-2007 performance cycle are listed on pages 50 & 51 of the Company's Notice of 2007 Annual Meeting and Proxy Statement.
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Given Kodak's sale of its Health Group on April 30, 2007, the
Compensation Committee amended the performance formula for the program's 2006-2007 performance cycle. As a result of this amendment, Kodak's aggregate DEFO for the two-year period of the performance cycle will be calculated as if the Health Group remained part of the Company through 2007. Thus, for the period beginning May 1, 2007 and ending December 31, 2007, Kodak's DEFO will be based on the estimated Health Group performance for 2007 as internally established by the Company as part of its annual planning process in December of 2006. The amount of this estimate, in addition to the amount of Kodak's aggregate DEFO for 2006-2007, will be disclosed in Kodak's Notice of 2008 Annual Meeting and Proxy Statement.

This amendment will affect the awards of all the program's participants with the exception of Kodak's "covered employees," as that term is used in Section 162(m) of the Internal Revenue Code. In light of the rules regarding the deductibility of compensation under Section 162(m), the program's terms prohibit an adjustment to the performance formula for a performance cycle after the first 90 days of the cycle to the extent it impacts the awards of the Company's covered employees.



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                                 SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                            EASTMAN KODAK COMPANY



                                            By: /s/ Robert L. Berman
                                            -----------------------------
                                                 Robert L. Berman
                                            Chief Human Resources Officer
                                            and Senior Vice President

Date:  July 20, 2007